Exhibit 10.4

PILGRIM BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

PURPOSE

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is for Pilgrim Bank (the “Bank”) to provide current tax planning opportunities as well as supplemental funds for retirement for certain key members of its management with deferred compensation. The Plan shall be effective January 1, 2014. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. The Plan is also intended to qualify as a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms may have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Annual Contribution. “Annual Contribution” means the amount required to be credited to the Participant’s SERP Account pursuant to Section 5.1 below.

2.2 Bank. “Bank” means Pilgrim Bank or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.3 Beneficiary. “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Participant to whom the deceased Participant’s benefits are payable. If no Beneficiary is so designated, then the Participant’s spouse, if living, will be deemed the Beneficiary. If the Participant’s spouse is not living, then the children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living children, then the estate of the Participant will be deemed the Beneficiary.

2.4 Benefit Age. “Benefit Age” means the date set forth in the Participant’s Participation Agreement.

2.5 Board. “Board” means the Board of Directors of the Bank.

2.6 Cause. “Cause” shall have the same meaning as set forth in any employment agreement or change in control agreement between the Bank or the Company and the Participant. If the Participant is not a party to an employment agreement or change in control agreement with the Bank or the Company, then Cause means a good faith determination of the Board of the Participant’s: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; or (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

2.7 Change in Control. “Change in Control” shall mean: (a) a change in the ownership of the Bank; (b) a change in the effective control of the Bank; or (c) a change in the ownership of a substantial portion of the assets of the Bank as defined in accordance with Code Section 409A. For purposes of this Section 2.7, the term “Bank” shall be defined to include the Company or any successor thereto.

(a) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(b) A change in the effective control of the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30 percent or more of the total voting power of the stock of the Bank, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank is another corporation.

(c) A change in a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

2.8 Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.9 Committee. “Committee” means the Committee appointed to administer the Plan pursuant to Section 7.1 below.

2.10 Company. “Company” means Conahasset Bancorp, Inc., the stock holding company of the Bank.

2.11 Disability. “Disability” means the Participant:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; or

(b) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

(c) is determined to be disabled by the Social Security Administration.

2.12 Discretionary Contribution. “Discretionary Contribution” means discretionary contributions made by the Bank that are credited to the Participant’s SERP Account pursuant to Section 5.2 below.

2.13 Good Reason. “Good Reason” shall have the same meaning as set forth in any employment agreement or change in control agreement between the Bank or the Company and the Participant. If the Participant is not a party to an employment agreement or change in control agreement with the Bank or the Company, then Good Reason shall constitute any of the following circumstances if they occur without the Participant’s express written consent: (i) a material reduction in the Participant’s base salary and/or benefits not warranted by general across the board reductions due to economic necessity; (ii) a material reduction in the Participant’s authority, duties or responsibilities such that the Participant no longer holds a position with executive level responsibilities consistent with the Participant’s training and experience; or (iii) the permanent relocation of the Participant’s principal place of business to a location that is more than 30 miles from the Participant’s workplace at his initial participation in this Plan; provided that for a termination to be deemed for Good Reason, the Participant must give, within the 90 day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a 30 day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating the Participant for Cause.

2.14 Participant. “Participant” means an executive officer who is designated by the Board to participate in the Plan pursuant to Section 3.1 below.

2.15 Participation Agreement. “Participation Agreement” means a written agreement between the Bank and the Participant, pursuant to which the Bank agrees to provide the Participant with benefits described in the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Committee in its discretion may specify, including without limitation the following: (i) the effective date of the Participant’s participation in the Plan; (ii) the benefits in which the Participant is entitled to under the Plan and the form in which such benefits are to be paid; and (iii) any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan. Each Participant shall be required to enter into a Participation Agreement within 30 days of becoming eligible to participate. The Participation Agreement is attached to the Plan as Exhibit A.

2.16 Plan Year. “Plan Year” means the period from January 1 to December 31.

2.17 Separation from Service. “Separation from Service” or “Separates from Service” means the Participant’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank). The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

2.18 SERP Account. “SERP Account” means an account to which the Bank shall credit all contributions allocated thereto. Each Participant’s SERP Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s SERP Account shall not constitute or be treated as a trust fund of any kind.

2.19 SERP Account Balance. “SERP Account Balance” means the balance of the Participant’s SERP Account as of the applicable distribution date.

2.20 Specified Employee. “Specified Employee” means, in the event the Bank or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.

ARTICLE III

ELIGIBILITY AND VESTING

3.1 Eligibility. The Plan is available to a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Committee. Each employee who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing all election forms and other forms as the Committee may request. An eligible employee’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

3.2 Vesting. The Participant’s SERP Account Balance shall be subject to the vesting schedule set forth in his or her Participation Agreement. Notwithstanding the vesting schedule, the Participant’s SERP Account Balance shall automatically become 100% vested upon the Participant’s (i) attainment of the Benefit Age, (ii) involuntary termination without Cause, (iii) death; (iv) Disability; or (v) involuntary termination without Cause or voluntary resignation for Good Reason within two years of a Change in Control.

ARTICLE IV

ACCOUNT

4.1 SERP Account. The Bank shall maintain for each Participant a SERP Account to which it shall credit all amounts allocated thereto in accordance with Article V of the Plan. Each Participant’s SERP Account shall be adjusted no less often than annually to reflect the credits made to the SERP Account and the earnings thereon pursuant to Section 5.3 of the Plan. Such adjustments shall be made as long any amount remains credited to the Participant’s SERP Account. The amounts allocated and adjustments made shall comprise of the SERP Account at any time.

4.2 Unsecured Creditor. The Participant’s interest in his or her SERP Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Bank. Notwithstanding the foregoing, the Committee, in its discretion, may elect to establish a fund containing assets equal to the amounts credited to the Participant’s SERP Account, and may elect in its discretion to designate a trustee and/or custodian to hold the fund in trust, provided, however that the fund shall remain a general asset of the Bank, subject to the rights of creditors of the Bank.

ARTICLE V

CONTRIBUTIONS

5.1 Annual Contributions. On the last day of each Plan Year, the Bank shall credit the Participant’s SERP Account with the Annual Contribution that is specified in the Participant’s Participation Agreement. Such Annual Contribution shall only be made if the Participant is employed with the Bank as of the last day of the Plan Year.

5.2 Discretionary Contributions. The Bank may, but is not obligated to, make Discretionary Contributions to the Participant’s SERP Account from time to time. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Board in its sole discretion.

5.3 Earnings or Investment. As of the last day of each Plan Year, the Bank shall credit each Participant’s SERP Account (and shall credit the SERP Account of any Participant with interest equal to a rate established by the Committee on the first day of the calendar year, compounded annually. The interest rate for the initial Plan Year shall be based on the Five Year Treasury Note (as reported by the U.S. Department of the Treasury), plus 100 basis points, and shall adjust annually as of the first business day of each Plan Year thereafter. In lieu of the foregoing, the Participant shall have the right to elect in his or her Participation Agreement for the SERP Account Balance to be invested in an alternative investment option made available by the Compensation Committee.

ARTICLE VI

DISTRIBUTION OF BENEFITS

6.1 Attainment of Benefit Age. When the Participant attains the Benefit Age set forth in the Participant’s Participation Agreement, the Participant shall be entitled to receive his or her entire SERP Account Balance. The Participant’s SERP Account Balance, determined as of the date of the Participant’s Benefit Age, shall be paid to the Participant in a cash lump sum unless the Participant has elected another form of benefit in the Participation Agreement. Such payment shall commence no later than 30 days after the Participant attains his or her Benefit Age.

6.2 Separation of Service Prior to Attaining the Benefit Age. If the Participant has a Separation from Service other than due to: (i) death; (ii) Disability; (iii) Cause; or (iv) a Change in Control pursuant to Section 6.5 below prior to attaining the Participant’s Benefit Age, the Participant shall be entitled to a benefit equal to his or her vested SERP Account Balance. Such amount shall be paid no later than 30 days after the Participant’s Separation from Service date, subject to Section 6.7 below. The vested SERP Account Balance shall be determined as of the Participant’s Separation from Service date and shall be payable in a cash lump sum unless the Participant elects another form of payment in his Participation Agreement.

6.3 Death. Upon the death of a Participant, the Bank shall pay to the Participant’s Beneficiary an amount determined as follows:

(a) If the Participant dies while employed with the Bank, the Participant’s Beneficiary shall be entitled to his or her entire SERP Account Balance. The SERP Account Balance shall be determined as of the Participant’s date of death and shall be paid in a cash lump sum to the Participant’s Beneficiary no later than 30 days after the Participant’s date of death.

(b) If the Participant dies following his or her Separation from Service, but prior to receiving his or her entire SERP Account Balance, the Participant’s Beneficiary shall be paid the outstanding SERP Account Balance in a cash lump sum within 30 days after the Participant’s date of death.

6.4 Disability. In the event of the Participant’s Separation from Service with the Bank due to Disability, the Bank shall pay the Participant his or her entire SERP Account Balance. The vested SERP Account Balance shall be determined at the time of the Disability determination and shall be payable in a cash lump sum within 30 days after the Participant’s Separation from Service due to Disability.

6.5 Change in Control. In the event the Participant has an involuntary termination without Cause or resigns for Good Reason (provided such event constitutes a Separation from Service) within 24 months following a Change in Control, the Participant shall be entitled to a payment of his or her vested SERP Account Balance, which shall become fully vested (if not already fully vested). In addition, the Participant’s SERP Account Balance shall be increased by three (3) additional Annual Contributions (or the number of additional Annual Contributions that would have been made prior to the attainment of the Participant’s Benefit Age, if less). Any payment under this Section 6.5 will be paid in a cash lump sum no later than 30 days after the Participant’s Separation from Service date, subject to Section 6.7 below.

6.6 Termination for Cause. If the Participant is terminated for Cause, all benefits under the Plan shall be forfeited (even if vested) and the Participant’s participation in this Plan shall become null and void.

6.7 Delayed Distributions for Specified Employees. Notwithstanding the foregoing, if a Participant is a Specified Employee and payment of his or her SERP Account Balance is triggered due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments of the Participant’s SERP Account Balance shall be paid in the manner specified in the Plan.

6.8 Modification of Time and Form of Payment. In the event a Participant desires to modify the time or form of payment of his or her SERP Account Balance, the Participant may do so on a written form provided by the Bank, provided that:

(a) the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election is made;

(b) except for payments upon the Participant’s death, Disability, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made; and

(c) for payments scheduled to be made on a specified date or to commence under a fixed schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.

6.9 Code Section 409A. The Plan shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Each payment that is payable pursuant to this Plan is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(ii).

ARTICLE VII

ADMINISTRATION

7.1 Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

7.2 Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

7.3 Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within 30 days.

8.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

8.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

8.5 Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Participation Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. Notwithstanding anything herein contained to the contrary, the Board reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall be effective to decrease or to restrict the amount accrued to the date of such amendment.

9.2 Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his or her entire SERP Account Balance (including the unvested portion) as of the date of termination of the Plan. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c) The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE X

MISCELLANEOUS

10.1 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Participants are select members of management who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

10.2 Trust Fund. The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such rabbi trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

10.3 Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.

10.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.6 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Bank. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.7 Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

10.8 Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

10.9 Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

10.10 12 U.S.C. § 1828(k). Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

10.11 Governing Law. The Plan is established under, and will be construed according to, the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by the ERISA or the Code and regulations published thereunder.

10.12 Non-Competition and Non-Solicitation. In the event the Participant has a vested SERP Account Balance under this Plan, the benefits provided to the Participant under this Plan are specifically conditioned on the Participant’s covenant that, for a period of one (1) year following the Participant’s Separation from Service with the Bank, the Participant will not, without the written consent of the Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within 25 miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);

(b) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates, that: (i) has headquarters within the Restricted Territory or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Participant would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(c) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

In the event that the Participant violates any provision of this Section 10.12, all benefits payable to the Participant hereunder shall cease and any benefits previously paid shall be reimbursed to the Bank within 30 days of Bank’s notification to the Participant that this provision has been violated. Notwithstanding anything in this Section 10.12 to the contrary, in the event of the Participant’s termination of employment following a Change in Control, the Participant shall not be subject to the requirements of Sections 10.12(a), (b) or (c) above.

ARTICLE XI

EXECUTION

This Plan sets forth the entire understanding of the parties hereto with respect to the supplemental executive retirement benefits to be provided by the Bank, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are superseded by this Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank, acting through its authorized officer, has adopted this Plan.

PILGRIM BANK

By:
Date

Exhibit A

Supplemental Executive Retirement Plan

Participation Agreement

            , 2014

I,                     , and Pilgrim Bank hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Supplemental Executive Retirement Plan (“Plan”) established as of January 1, 2014, by Pilgrim Bank, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.

I understand that I must execute this Supplemental Executive Retirement Plan Participation Agreement (“Participation Agreement”) as well as notify the Committee of such execution in order to participate in the Plan. The provisions of the Plan are incorporated herein by reference. In the event of an inconsistency between the terms of this Participation Agreement and the Plan, the terms of the Plan shall control. Any elections that I may make in this Participation Agreement must be made on my initial entry into the Plan.

The following provisions relate to a determination of my Account Balance under the Plan.

Benefit Age. My Benefit Age is age     .

Annual Contribution. A fixed      percent of my annual rate Base Salary (in effect as of the last day of the Plan Year) will be contributed by the Bank to my SERP Account.

Discretionary Contribution. In the sole discretion of the Board, a Discretionary Contribution may be allocated to my SERP Account from time to time.

Vesting Rate. At the completion of      Years of Service from the beginning of the Plan Year in which I am eligible to participate, I will be 100% vested in my SERP Account Balance.

Distribution Upon Attainment of Benefit Age. I understand that within 30 days after attainment of my Benefit Age, I shall be entitled to my SERP Account Balance, calculated in accordance with all relevant provisions of the Plan. My SERP Account Balance will be paid in a cash lump sum payment unless I elect otherwise by checking the box below.

☐	In lieu of a lump sum payment, I elect Annual Installments for Years (not to exceed 10 years)

Separation from Service Prior to Benefit Age. If I have a vested SERP Account Balance at the time of my voluntary or involuntary Separation from Service without Cause (as defined in the Plan) prior to attainment of my Benefit Age (other than due to Death or Disability or a Change in Control pursuant to Section 6.5 of the Plan), I shall be entitled to the vested portion of my SERP Account Balance, calculated in accordance with all relevant provisions of the Plan. My SERP Account Balance will be paid within 30 days after my Separation from Service in a cash lump sum payment unless I elect otherwise by checking the box below.

☐	In lieu of a lump sum payment, I elect Annual Installments for Years (not to exceed 10 years)

Termination for Cause. I understand that if I have a Termination for Cause, my entire SERP Account Balance under this Plan shall be forfeited.

Death Benefit. In the event of my death prior to Separation from Service with the Bank, my Beneficiary shall be entitled to my entire SERP Account Balance, calculated in accordance with the Plan and payable in a lump sum payment within 30 days after my death.

Change in Control Occurs Before Separation from Service. I understand that if there is a Change in Control and within 24 months thereafter I have an involuntary Separation from Service or resign for Good Reason, I will be entitled to my entire SERP Account Balance. In addition, my SERP Account Balance will be increased by three (3) additional Annual Contributions (or the number of additional Annual Contributions that would have been made prior to the attainment of my Benefit Age, if less). My SERP Account Balance shall be paid within 30 days after my Separation from Service) in a cash lump sum payment. I understand that if there is a Change in Control and I voluntarily terminate employment (other than for Good Reason), I will be entitled only to the vested portion of my SERP Account Balance, calculated without regard to the Change in Control.

Disability While Employed. I understand that in the event of my Disability while employed with the Bank, I will be entitled my entire SERP Account Balance calculated as set forth in the Plan. My Disability Benefit will be paid in a cash lump sum payment within 30 days after my Separation from Service due to Disability.

Notwithstanding anything in this Participation Agreement to the contrary, if I am a “Specified Employee” (as defined in the Plan) at the time of my Separation from Service (for reasons other than death or Disability), my SERP Account Balance hereunder shall be held by the Bank and distributed to me commencing on the first day of the seventh month following my Separation from Service pursuant to Section 6.7 of the Plan.

This Participation Agreement shall become effective upon execution below by me as the Participant and by a duly authorized officer of the Bank

Dated this      day of                     , 2014.

EXECUTIVE	PILGRIM BANK

By:
Duly Authorized Officer of the Bank

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PART II:	BENEFICIARY DESIGNATION

In accordance with the terms of the Plan, I hereby designate the following Beneficiary(ies) to receive any death benefits under the Agreement:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Participant’s Signature

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